Exhibit 10.33

LOCK-UP AGREEMENT

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	By Facsimile ( )	By Facsimile ((804) 648-3404)
	Recon Technology, Ltd	Anderson & Strudwick, Incorporated
	Room 1401 Yong Feng Mansion	707 East Main Street
	123 Jiqing Road	20th Floor
	Nanjing, 210006	Richmond, Virginia 23219
	People’s Republic of China	Attn:	L. McCarthy Downs, III,
Attn:	Yin Shenping,		Senior Vice President
CEO

Re: Lock-Up Agreement

Dear Mr. Yin and Mr. Downs:

The undersigned understands that Anderson & Strudwick, Incorporated (the “Placement Agent”), proposes to enter into a Placement Agreement with Recon Technology, Ltd (the “Company”), providing for the public offering (the “Offering”), by the Placement Agent of a minimum of 1,166,667 ordinary shares and a maximum of 1,700,000 ordinary shares (the “Shares”).

In consideration of the Placement Agent’s agreement to undertake the Offering of the Shares on a “best efforts, minimum/maximum” basis, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned agrees that the undersigned will not register, offer, sell, contract to sell, grant any securities convertible into or exercisable or exchangeable for the Shares or any warrants to purchase the Shares (including, without limitation, securities of the Company which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the exercise of a stock option or warrant) for a period of (a) as to one-half ( 1/2) of the Shares now or in the future beneficially owned by the undersigned, ninety(90) days after the date of the offering and (b) as to the other one-half of such Shares, one hundred ninety (190) days after the date of this offering.

The undersigned understands that the Company, the Placement Agent and the Representatives will proceed with the Offering in reliance upon this Lock-up Agreement.

Very truly yours,

By:
Name:
Its: